SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 12/31/2005
FILE NUMBER 811-1540
SERIES NO.: 2


74U.     1.   Number of shares outstanding
              Class A                       14,014
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B                        6,448
              Class C                        1,391

74V.     1.   Net asset value per share (to nearest cent)
              Class A                       $18.55
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                       $16.46
              Class C                       $16.43